                                                                Exhibit 99(b)(1)


BA
BankAmerica



                                                                    CONFIDENTIAL


November 2, 1995



Diamond Shamrock, Inc.
9830 Colonnade Blvd.
San Antonio, TX  78230

Attn:  Robert C. Becker

Gentlemen:

         Bank of America NT & SA ("Bank of America") is pleased to advise you that it is willing, subject to the terms and conditions contained in this letter and in the Summary of Terms and Conditions attached to this letter as Exhibit A (the "Term Sheet"), to commit the full $340,000,000 of a senior unsecured credit facility (the "Facility") to Diamond Shamrock (the "Company") to acquire all of the stock or the assets of the company we have previously discussed Subject Company. Upon your acceptance of this commitment, Bank of America's commitment will be in part syndicated by BA Securities, Inc. ("BA Securities"), as arranger, to a group of financial institutions (together with Bank of America, the "Banks") acceptable to the Company and to Bank of America as agent ("Agent").

         As previously discussed, BA Securities is a wholly-owned, direct subsidiary of BankAmerica Corporation, the parent company of Bank of America, and is a registered broker-dealer. Please refer to the attached "Special Disclosure Statement" for important additional information on this relationship.

         The fees payable to BA Securities and to Agent in connection with the Facility are set forth in a separate letter of even date herewith (the "Fee Letter").

         To assist BA Securities in its syndication efforts, you agree to provide upon its request all information in your possession that is reasonably deemed necessary by it to complete successfully the syndication of the Facility, including but not limited to, information prepared by you or on your behalf relating to the transactions contemplated hereby. You hereby agree to actively assist BA Securities in achieving a syndication that is satisfactory to BA Securities, Bank of America and you and will authorize the commencement of that effort as soon as reasonably practicable. BA Securities, as arranger, reserves the right (in consultation with the Company and Bank of America) to allocate the commitments offered by the Banks.

         In addition to the conditions to funding or closing set forth in the Term Sheet, Bank of America's commitment to provide financing hereunder is subject to (i) the negotiation and execution of a definitive bank loan agreement, and other related documentation, satisfactory to the Banks and Agent, and (ii) there being no material adverse change in the consolidated financial condition, business, operations, properties or prospects of the Company and its subsidiaries (including for this purpose Subject Company and its consolidated subsidiaries) taken as a whole from the date of the audited financial statements most recently provided prior to the date hereof.

         Whether or not the transactions contemplated hereby are consummated, the Company hereby agrees to indemnify and hold harmless each of Bank of America and BA Securities, and their respective directors, officers, employees and affiliates (each, an "indemnified person") from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) and expenses that arise out of, result from or in any way relate to this commitment letter, or the providing or syndication of the Facility, and to reimburse each indemnified person, upon its demand, for any legal or other expenses reasonably incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing claimed by any indemnified person to the extent incurred by reason of the gross negligence or willful misconduct, violation of any law, breach of this agreement, or breach of any agreement under which the Facility is syndicated of or by such person. Neither Bank of America nor BA Securities shall be responsible or liable to the Company or any other person for any consequential damages which may be alleged. The obligations contained in this paragraph will survive the closing of the Facility. You may assume the defense of any such matter with counsel reasonably acceptable to Bank of America unless a conflict of interests would be presented in any such representation (in which event one law firm reasonably acceptable to you may be retained to represent all indemnified persons) and no indemnified person may settle any claim, action or proceeding without your prior written consent, which may not be unreasonably withheld.

         In addition, the Company hereby agrees to reimburse Bank of America and BA Securities from time to time upon demand for their reasonable out-of-pocket costs and expenses and reasonable legal expenses and fees incurred by Bank of America or BA Securities in connection with the Facility, regardless of whether the credit agreement is executed or the Facility closes.

         The Commitment may be satisfied by the execution and delivery of final loan documentation by Bank of America, or, in the alternative, by Bank of America Illinois, a subsidiary of Bank of America ("BAI"), as Bank of America and BAI may determine in





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
their discretion. If BAI elects to assume the role of lender hereunder, it shall, upon execution and delivery of such final loan documentation, be deemed to replace Bank of America for purposes of this letter and the Fee Letter (and Bank of America shall be released thereby) and shall be entitled to all rights and privileges accorded Bank of America herein and therein; provided, however, that Bank of America may at its option, notwithstanding such replacement, remain as "Agent" and shall, to such extent, continue to be entitled to the rights and privileges accorded it as Agent under this letter and the Fee Letter. The Company hereby consents to the sharing, among Bank of America, BAI and their affiliates, of financial and other information regarding the Company and its affiliates.

         If the foregoing is satisfactory to you, please indicate your agreement and acceptance below and return a copy of this letter to us. Upon your delivery to us of a signed copy of this letter and the Fee Letter and payment of the initial installment of the arrangement fee as set forth in the Fee Letter, this letter agreement shall become a binding agreement, under New York law, as of the date so accepted.

         All non-public information furnished by the Company or Subject Company hereunder or in connection with the transactions contemplated hereby will be maintained by BofA in confidence, subject to standard loan syndication procedures and to such disclosures as BofA may determine on the advice of legal counsel may be required by law or legal process, and no such information will be furnished or otherwise made available to any person employed by BofA with discretionary authority over trading in securities of the Company or Subject Company.

         The terms contained in this letter and the Term Sheet and the Fee Letter are confidential and, except for disclosure to your board of directors, officers and employees, to professional advisors retained by you in connection with this transaction, or as may be required by law based on the advice of counsel, may not be disclosed in whole or in part to any other person or entity without our prior written consent which may not be unreasonably withheld; provided however, that no disclosure of the Fee Letter or information relating to fees will be disclosed without reviewing such disclosure with Bank of America and BA Securities.

         To the extent disclosure is required by law based on the advice of your counsel, we hereby consent to your disclosure of the terms and conditions set forth in this letter and the Term Sheet, or to your disclosure of a copy of this letter and the Term Sheet, in filings required to be made by the Company with the Securities and Exchange Commission, provided that no information relating to fees is disclosed without reviewing such disclosure with Bank of America and BA Securities. No consent by us shall create any third-party beneficiary as to our commitment.

         This offer will terminate on November 28, 1995 unless on or before that date you sign and return an enclosed counterpart of this letter and the Fee Letter and pay the initial installment of the arrangement fee described above. If accepted, this commitment will expire on March 31, 1996 if a credit agreement has not been executed on or before





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
that date, provided, however, that the commitment hereunder may be terminated at any time by the Company upon written notice to Bank of America.

         We are pleased to have this opportunity and look forward to working with you.

                                        Very truly yours,

                                        BANK OF AMERICA NATIONAL TRUST
                                        AND SAVINGS ASSOCIATION


                                        By:
                                            -----------------------------------
                                        Title:   Vice President


                                        BA SECURITIES, INC.,
                                        as Arranger


                                        By:
                                            -----------------------------------
                                        Title:   Managing Director


ACCEPTED AND AGREED TO:
this        day of              , 1995
     ------        -------------

DIAMOND SHAMROCK, INC.


By:
    ----------------------------------------

Title:
       -------------------------------------





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
                                                                    CONFIDENTIAL


                             DIAMOND SHAMROCK, INC.
                        SUMMARY OF TERMS AND CONDITIONS
                     $340 MILLION REVOLVING CREDIT FACILITY


 BORROWER:                          Diamond Shamrock, referred herein as "DSI"
                                    or the "Borrower".

 GUARANTORS:                        Guarantors of the Credit Agreement dated as
                                    of April 14, 1987 and amended as of March
                                    31, 1995.

 ARRANGER:                          BA Securities, Inc. ("BASI").

 AGENT: Bank of America NT & SA ("BofA"), in such capacity, the "Agent".

 AMOUNT:                            Up to $340,000,000.

 FACILITY:                          Reducing revolving line of credit (the
                                    "Facility").  The commitment and any
                                    corresponding outstandings shall be reduced in four equal semi- annual installments beginning on September 30, 1999 (assumes a
                                    March 31, 1996 closing date).

 PURPOSE: The Facility will be used for acquiring the common stock or 100% of the assets of Subject Company and to pay related fees and expenses.

 MATURITY:                          Five (5) years from closing.

 COLLATERAL:                        Unsecured.

 PRICING: The LIBOR and Base Rate margins are specified in the Pricing Chart attached as Annex I to this Summary of Terms and Conditions. The margins shall vary based on the Borrower's senior unsecured long-term debt ratings ("Senior Debt Rating") by Standard & Poor's Corporation ("S&P") and Moody's Investor Service, Inc. ("Moody's"), as set forth in the Pricing Chart attached as Annex I to this Summary of Terms and Conditions.

                                                                    CONFIDENTIAL





 COMMITMENT FEE:                    A Commitment Fee shall be payable on the
                                    unused amount of the Facility commitment during the revolving period payable quarterly in arrears, on a 360-day basis, to the Banks pro rata on their respective shares of the Facility. The Commitment Fee will be based on the Borrower's Senior Debt
                                    Rating by S&P and Moody's as set forth in the Pricing Chart attached as Annex I to this Summary of Terms and Conditions.

 BORROWING OPTIONS:                 BASE RATE: the higher of (a) the rate as
                                    publicly announced from time to time by
                                    Bank of America as its Reference Rate and
                                    (b) the Federal Funds Rate + 1/2% p.a.
                                    Interest on Base Rate advances shall accrue on the basis of a 365/366-day year and actual days elapsed and shall be payable quarterly in arrears.

                                    LIBOR: the London Interbank Offered Rate for 1-, 2-, 3- or 6-month offshore dollar deposits as offered by Bank of America to major banks in the London Interbank Market, rounded upwards or downwards, if necessary, to the nearest 1/16%, and adjusted for the cost of reserves, if any. Interest on LIBOR advances shall accrue on the basis of a 360-day year and shall be payable at the end of each applicable interest period or at the end of each quarter, whichever occurs sooner.

 PREPAYMENT:                        Prepayments during LIBOR periods will be
                                    subject to reimbursement to the Banks for any funding losses. Base Rate loans may be prepaid at any time.

 OPTIONAL COMMITMENT REDUCTION:     At the option of the Borrower, the Facility
                                    may be permanently reduced in a minimum
                                    amount of $10 million at any time, subject to the Prepayment section above, provided that any outstandings which would exceed the reduced commitment must be prepaid together with any relevant funding losses.

 DOCUMENTATION & LEGAL COUNSEL:     Butler & Binion, L.L.P., Theresa Einhorn,
                                    Partner (cap to be established).

 REPRESENTATIONS & WARRANTIES:      Substantially the same as provided in
                                    Diamond Shamrock's Credit Agreement dated as of April 14, 1987 and amended as of March 31, 1995.

                                                                    CONFIDENTIAL





 CONDITIONS PRECEDENT:              Substantially the same as provided in
                                    Diamond Shamrock's Credit Agreement dated as of April 14, 1987 and amended as of March 31, 1995.

 AFFIRMATIVE COVENANTS:             Substantially the same as provided in
                                    Diamond Shamrock's Credit Agreement dated as of April 14, 1987 and amended as of March 31, 1995.

                                                                    CONFIDENTIAL


 NEGATIVE COVENANTS:                Substantially the same as provided in
                                    Diamond Shamrock's Credit Agreement dated as of April 14, 1987 and amended as of March 31, 1995, summarized as follows:

                                    Indebtedness - Funded Debt shall not exceed
                                    63% of Funded Debt plus Consolidated
                                    Tangible Net Worth.

                                    Negative Pledge - Borrower is permitted a lien basket equal to 10% of the difference between Consolidated Net Tangible Assets and debt secured by purchase money liens on acquired or newly constructed property.

                                    Asset Disposition - Sale of assets
                                    exceeding 10% of Consolidated Net Tangible
                                    Assets in any 12-month period is prohibited unless approved by the Required Banks, with the exception of the sale of up to $100 million of accounts receivable outstanding at any one time on a non-recourse basis and assets sold as part of the consolidation of Subject Company and the Company.

                                    Investments, Loans and Advances - Borrower shall be permitted an investment basket equal to 10% of Consolidated Net Tangible Assets, along with Permitted Investments and Subsidiaries, and certain additional investments limited by dollar value of initial investment in certain foreign entities.

                                    Restricted Payments - Limited to the sum of
                                    (a) 50% (or minus 100% in the event of a deficit) of Consolidated Net Income since 12/31/94, (b) proceeds from the issuance or sale of capital stock and debt converted to capital stock, and (c) $200,000,000.

                                    Consolidated Tangible Net Worth - Shall at all times exceed the sum of $350,000,000 plus 50% of Consolidated Net Income since 12/31/94.

                                    Interest Coverage Ratio - Borrower's EBITDA for the latest four calendar quarters must cover interest during the same period by a minimum of 3.0 times.

                                    Current Ratio - Borrower shall at all times maintain a ratio of Current Assets to Current Liabilities of no less than 1.25:1.

                                                                    CONFIDENTIAL


 EVENTS OF DEFAULT:                 Substantially the same as provided in
                                    Diamond Shamrock's Credit Agreement dated as of April 14, 1987 and amended as of March 31, 1995.

 ASSIGNMENTS AND PARTICIPATIONS:    Substantially the same as provided in
                                    Diamond Shamrock's Credit Agreement dated as of April 14, 1987 and amended as of March 31, 1995.

 COST AND YIELD PROTECTION:         Substantially the same as provided in
                                    Diamond Shamrock's Credit Agreement dated as of April 14, 1987 and amended as of March 31, 1995.

 EXPENSES:                          All reasonable legal and out-of-pocket
                                    expenses of Agent are for the account of the Borrower.

 LAW:                               New York.


This Summary of Terms and Conditions is not meant to be, nor should it be construed as, an attempt to define all of the terms and conditions of the transaction contemplated hereby, nor is intended to reflect specific document phrasing that will exist in the Credit Agreement. It is intended only to outline the basic points of business understanding around which binding legal documentation will be structured.

                                    ANNEX I

                                DIAMOND SHAMROCK
                                 PRICING CHART
                     (EXPRESSED IN BASIS POINTS PER ANNUM)


==================================================================================================
Pricing Level               Level 1         Level 2        Level 3         Level 4        Level 5
--------------------------------------------------------------------------------------------------
LIBOR Margin                   30.0            37.5           42.5            47.5           75.0
--------------------------------------------------------------------------------------------------
Base Rate Margin                0               0               0              0               0
--------------------------------------------------------------------------------------------------
Commitment Fee                 10.0            12.5           14.0            17.5           25.0
==================================================================================================


Pricing Level Description:

                        S&P                       Moody's
                        ---                       -------
Level 1: Means:         Greater Than A-           Greater Than A3
                        Equal to                  Equal To
Level 2: Means:         BBB+                      Baa1
Level 3: Means:         BBB                       Baa2
Level 4: Means:         BBB-                      Baa3
Level 5: Means:         Less Than BB+             Less Than Ba1
                        Equal To                  Equal To


DEFAULT INTEREST: Interest will accrue at a premium of 200 basis points p.a. above the Base Rate plus any margin over the Base Rate during any period of default.

In the event of a split rating, the committed pricing and Facility Fee will be based on the lower of the two ratings. If the Borrower's senior unsecured long-term debt is unrated by either rating Agency, the Facility Fee will be that corresponding to Level 5. Any change in the pricing shall be effective as of the date on which the applicable rating agency announces the applicable change in ratings.




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